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                                                                     EXHIBIT 4.3


                 FIRST SUPPLEMENTAL INDENTURE, dated as of October 1, 1998 (the "First Supplemental Indenture"), by and among Apartment Investment and Management Company, a Maryland corporation (the "Company"), Insignia Financial Group, Inc., a Delaware corporation (the "Issuer"), and First Union National Bank (formerly First Union National Bank of South Carolina), a national banking association, as Trustee (the "Trustee") under the Indenture, dated as of November 1, 1996, by and between the Issuer and the Trustee (the "Indenture"). Capitalized terms used herein and not defined herein shall have the meanings given such terms in the Indenture.

                  WHEREAS, the Company, the Issuer, Insignia/ESG Holdings, Inc., a Delaware corporation, and AIMCO Properties, L.P., a Delaware limited partnership, entered into an Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), whereby the Issuer will be merged with and into the Company, with the Company being the surviving corporation (the "Merger"); and

                  WHEREAS, Section 12.1 of the Indenture prohibits the Issuer from merging with any other corporation where such other corporation is the continuing corporation, unless, among other things, such continuing corporation expressly assumes the due and punctual payment of the Issuer's 6 1/2% Convertible Subordinated Debentures Due 2016 (the "Debentures"), according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Issuer, by supplemental indenture satisfactory to the Trustee.

                  NOW, THEREFORE, inconsideration of the foregoing, the parties hereto agree as follows:

                  1. The Company hereby expressly and unconditionally assumes the due and punctual payment of the principal of, premium, if any, and interest on all the Debentures issued pursuant to the Indenture according to their tenor and the Company hereby expressly and unconditionally assumes the performance or observance of all of the covenants and conditions of the Debentures and the Indenture to be performed or observed by the Issuer as if the Company had been originally named in the Indenture as the "Company" (as such term is defined therein).


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                  2. The Company hereby represents and warrants that, assuming that the Issuer is not in default in the performance of any of the covenants or conditions to be performed or observed by the Issuer under the Indenture immediately prior to the consummation of the Merger, the Company will not be in default in the performance or observance of any such covenants or conditions immediately after the consummation of the Merger.

                   3. Except as provided herein, all of the terms and conditions of the Indenture shall remain in full force and effect. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

                  4. The Trustee accepts the succession of the Company as issuer under the Indenture as evidenced by this First Supplemental Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity of this First Supplemental Indenture.

                  5. Notwithstanding any provision contained herein or in the Indenture, it is hereby acknowledged that the Company will (i) consummate the Merger, (ii) consummate the transfer of substantially all the assets of the Issuer (including the Common Securities of the Insignia Trust) to certain subsidiaries of the Company and partially-owned subsidiary partnerships of the Company in exchange for fair value and (iii) perform all other necessary or desirable actions in connection with the Merger and the post-Merger restructuring of the assets obtained from the Issuer in the Merger.

                  6. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this First Supplemental Indenture or of the Indenture shall not in any way be affected or impaired thereby.

                  7. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.


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                  8. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.


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                  IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed on the date first above written.

                                            APARTMENT INVESTMENT AND MAN
                                            AGEMENT COMPANY



                                            By: /s/ PETER KOMPANIEZ
                                               ---------------------------------
                                            Name:  Peter Kompaniez
                                            Title: President


                                            FIRST UNION NATIONAL BANK



                                            By: /s/ R. DOUGLAS MILNER
                                               ---------------------------------
                                            Name:  R. Douglas Milner
                                            Title: Vice President


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